Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Spherix Incorporated on Form S-8 filed on September 28, 2012 (File No. 333-184170), Form S-8 filed on April 9, 2013 (File No. 333-187811), Form S-8 filed on December 17, 2012 (File No. 333-185524), Form S-3 filed on February 3, 2014 (File No. 333-193729), and Form S-3 filed on September 5, 2013 (File No. 333-191002) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2014 with respect to our audit of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2013 and for the year then ended, which report is included in this Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 31, 2014